Exhibit 99.1
                     Gouverneur Bancorp Announces 2008 Third
                         Quarter and Nine Months Results

Gouverneur, New York, August 5, 2008: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the third quarter and nine months ended June 30, 2008.

For the three months ended June 30, 2008, the Company reported net income of $227,000, or $0.10 per diluted share, representing a decrease of $41,000, or 15.30% from last year's net income of $268,000, or $0.12 per diluted share. The annualized return on average assets and average equity for the three months ended June 30, 2008 was 0.69% and 4.39% respectively, compared to 0.81% and 5.29% for the three months ended June 30, 2007.

For the nine months ended June 30, 2008, the Company reported net income of $703,000, or $0.31 per diluted share, representing an increase of $36,000, or 5.40% over last year's net income of $667,000, or $0.29 per diluted share. The annualized return on average assets and average equity for the nine months ended June 30, 2008 was 0.71% and 4.55% respectively, compared to 0.68% and 4.42% for the same period last year.

Since September 30, 2007, total assets grew $2.0 million, or 1.51%, from $132.6 million to $134.6 million at June 30, 2008, while net loans increased $777,000, or 0.73%, from $106.1 million to $106.9 million over the same period.

Deposits increased $6.6 million, or 8.66%, from $76.2 million at September 30, 2007 to $82.8 million at June 30, 2008. Brokered CDs decreased $0.7 million over the same period. Advances from the Federal Home Loan Bank of New York decreased from $33.2 million at September 30, 2007 to $28.0 million at June 30, 2008.

Shareholders' equity was $20.8 million at June 30, 2008, an increase of 1.96% over the September 30, 2007 balance of $20.4 million. The book value of Gouverneur Bancorp, Inc. was $9.06 per common share based on 2,299,384 shares outstanding at June 30, 2008. The company paid a semi-annual cash dividend of $0.16 per share to public shareholders on March 31, 2008. Cambray Mutual Holding Company, Gouverneur Bancorp Inc.'s parent mutual holding company and holder of 57.0% of the Company's issued and outstanding stock, waived its right to receive that dividend.

Mr. Richard F. Bennett, the Company's President and Chief Executive Officer, said, "We have announced that we are moving to reduce our number of shareholders below 300 through a stock split transaction ("the transaction") to allow us to deregister our common stock and suspend our reporting obligations under federal security laws. We expect to complete this transaction at a special meeting to be scheduled in late September. We expect to realize significant savings in operating costs once the transaction is completed, helping our bank to improve profitability over the coming years."

Commenting on the year's results, Mr. Bennett said, "The market price of our stock has hit new lows over the past few months, reaching values now below our book value. The current condition of the housing market and recent discussions about bank failures has hit bank stocks very hard. We continue to grow slowly and profitably as demand for loans has decreased in our markets. However, we are not seeing the drop in housing prices experienced in many areas of the country. We expect that the economy will continue to struggle as the effects of oil price increases continue to impact us all.

The cost of deposits and borrowed funds continues to edge downward as maturities price lower. We are pleased that our net interest income increased $9,000 during the first nine months of the 2008 fiscal year as compared to the first nine months of the 2007 fiscal year. It appears that the decreases in our costs of funds are keeping pace with the decreases in earnings on interest earning assets, mostly loans."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.

                                       2